UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2012

Sucampo Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware	001-33609	30-0520478
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4520 East-West Highway, 3rd Floor Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 961-3400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

To address proportionality in the classes of directors based on the classification of the Board of Directors (the “Board”) of Sucampo Pharmaceuticals, Inc. (the “Company”), on December 14, 2012, William Ashton resigned as a Class II director of the Board and was immediately re-elected to the Board by unanimous vote of the Board as a Class III director.  Mr. Ashton was a member and the Chair of the Compensation Committee, a member of the Audit Committee, a member of the Nominating and Corporate Governance Committee and a member and Chair of the Commercialization Committee.  Mr. Ashton was also reappointed to chair and be a member of the same committees as he was prior to his resignation.  Mr. Ashton will not receive any new or additional compensation as a result of his reappointment but will continue to be entitled to receive the same compensation he had received prior to his resignation.  The election of Class I directors will be voted on by stockholders at the annual meeting in 2013; the election of  Class II directors will be voted on by stockholders at the annual meeting in 2014; and the election of Class III directors will be voted on by stockholders at the annual meeting in 2015.  The classification of the Board currently is as follows:  Timothy Maudlin and Daniel Getman, Class I; Ryuji Ueno and Gayle Dolecek, Class II; and William Ashton and Anthony Celeste, Class III.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUCAMPO PHARMACEUTICALS, INC.

Date:	December 17, 2012	By:	/s/ Thomas J. Knapp
			Name:	Thomas J. Knapp
			Title:	EVP, Chief Legal Officer and Corporate Secretary